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JUPITER
COMMUNICATIONS



                               February 29, 2000


eMachines, Inc.
14350 Myford Road
Irvine, California  92606

Ladies and Gentlemen:

     We hereby consent to the use our name and of the following language based on reports or other information published by Jupiter Communications, Inc. in the Prospectus for eMachines, Inc.:

"In 1998, according to Jupiter Communications, companies in the United States spent a total of $160 billion in advertising, of which $2.1 billion was spent in Internet advertising."

"According to an October 1999 Jupiter analyst note by Marissa Gluck regarding capturing the consumer early, the key to acquiring new users is grabbing their attention and loyalty as early as possible. As a result, the computer and its components (i.e. the keyboard, mouse and desktop) have become the new prime real estate."

                                    JUPITER COMMUNICATIONS, INC.



                                    By:  /s/ Naomi Y. Sager
                                         ----------------------------------
                                    Name:    Naomi Sager
                                         ----------------------------------
                                    Title:   Research Associate, SPS
                                          ---------------------------------
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JUPITER
COMMUNICATIONS



February 29, 2000

Mr. James Randall
Credit Suisse First Boston
2400 Hanover Street
Palo Alto, CA  94304

Dear Mr. Randall:

We consent to the use of the below facts within SEC documentation. If you have further questions regarding this research, please feel free to contact me at the above numbers.

     "In 1998, according to Jupiter Communications, companies in the United States spent a total of $160 billion in advertising of which $2.1 billion was spent in Internet advertising."

Sincerely,


/s/ Kate Berg

Kate Berg
Director Corporate Communications
Jupiter Communications, Inc.